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                                                           EXHIBIT 10. (xviii)



                   [NEVADA MANHATTAN MINING, INC. LETTERHEAD]

April 30, 1997



Mr. Arthur Lipper III
British Far East Holdings Ltd.
14911 Caminito Ladera
Del Mar, CA 92014-3929

        RE:     Financial and Management Services

Dear Arthur:

        This letter is intended to memorialize the agreement between Nevada Manhattan Mining Incorporated (the "Company") and British Far East Holdings Ltd. ("BFE").

        On the terms and conditions which follow, BFE has agreed to provide the personal services of Arthur Lipper III to the Company for a period of thirty-six months commencing May 1, 1997. During this period, you will provide your personal services requested from time to time by the Company and relating to financial and management matters, including but not limited to decisions relating to the Company's market makers, financial arrangements to be entered into by the Company, proposed acquisitions of properties, selection of an Audit Committee, and other matters generally affecting the financial affairs of the Company. The Company also anticipates that you will participate as a non-voting invitee at all meetings of the Board of Directors and shareholders' meetings.

        For the services to be rendered by you, the Company has agreed to pay BFE $5,000 for the first three days of service per month and $1,000 for each additional day of service. Payment will be made by the tenth day of the month following the month during which services are rendered. The Company will also reimburse BFE within five days of presentation of invoice any expenses incurred by BFE in connection with the personal services
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rendered by you under this agreement. Any expenses in excess of $500 shall be pre-authorized and approved by the Company. You will be entitled to travel first class or business class on any international travel and business class on any domestic travel requested by the Company.

        The Company hereby grants BFE or its designee the right to purchase up to 100,000 shares of its Common Stock. Commencing on the first day of the month following the first twelve months of service, BFE shall be entitled to exercise this warrant to the extent of thirty-three and one-third percent (33 1/3%) of the shares which BFE is hereby entitled to purchase. Each successive twelve-month period will vest an additional thirty-three and one-third percent (33 1/3%) of such rights so that upon completion of the thirty-six month term, BFE shall be entitled to purchase all shares granted pursuant to this warrant. The purchase price per share for each share to be purchased under this warrant shall be one hundred twenty percent (120%) of the current market price of $5.75 per share, subject to adjustment to account for any stock split, reverse stock split, corporate reorganization, or similar events.

        This agreement shall be for a term of thirty-six months and shall not be terminated except "for cause." For the purposes of this agreement, the term "for cause" shall mean any act or omission by you which would constitute misfeasance, malfeasance, an illegal act, an act or acts considered ultra vires, acts which are detrimental to the Company or which constitute a breach of a fiduciary duty. Provided an event does not occur creating a right to terminate this agreement for cause, you and BFE shall be entitled to indemnification to the same extent all directors and executive officers are entitled under the Company's Bylaws.

        In the event of any dispute or question of interpretation under this agreement, the parties agree to submit the matter to arbitration before the American Arbitration Association in Los Angeles County. Arbitration shall be conducted in accordance with the Commercial Arbitration Rules then in effect. Any determination by the arbitrator may be confirmed by the Los Angeles Superior Court and enforced as a judgment upon confirmation. The arbitrator shall have the discretion to award the prevailing party its costs and attorneys' fees incurred in connection with such arbitration and confirmation proceedings.
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        If the foregoing is consistent with your understanding of the agreement which we have reached, please signify BFE's acceptance on the space provided for below for signature.


                                        Very truly yours,
                                        NEVADA MANHATTAN MINING


                                        By /s/ JEFFREY S. KRAMER
                                           ---------------------------
                                               Jeffrey S. Kramer
                                               Chief Financial Officer


Agreed and Accepted
BRITISH FAR EAST HOLDING LTD


By /s/ ARTHUR LIPPER III
   -------------------------
       Arthur Lipper III